Exhibit 5.2

MagnaChip Semiconductor S.A.

10, rue de Vianden

L-2680 Luxembourg

– and to –

Dechert LLP

30 Rockefeller Plaza

New York, New York 10112

Luxembourg, July 18, 2005

Re:	Form S-4 Registration Statement (Reg. 333-126019)

Gentlemen and Ladies:

We have acted as special counsel to MagnaChip Semiconductor S.A., a public company limited by shares (société anonyme), organized under the laws of the Grand Duchy of Luxembourg (“Luxembourg”), with its registered office at L-2680 Luxembourg (Luxembourg), 10, rue de Vianden (“Luxco”), in connection with the preparation and filing of the Registration Statement on Form S-4 (Registration No. 333-126019) originally filed by Luxco, MagnaChip Semiconductor Finance Company, a Delaware corporation (“Finco” and, together with Luxco, the “Issuers”), the Issuers and the other registrants (the “Guarantors”) on June 21, 2005 with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), as amended, (the “Registration Statement”). Upon the effectiveness of the Registration Statement, the Issuers and the Guarantors propose to offer to exchange (the “Exchange Offer”) up to:

(i)	$300,000,000 aggregate principal amount of the Issuers’ new Floating Rate Second Priority Senior Secured Notes due 2011 (the “New Floating Rate Second Lien Notes”) and the guarantees thereof by the Guarantors (the “New Floating Rate Second Lien Note Guarantees”) registered under the Securities Act, for an equal aggregate principal amount of the Issuers’ outstanding Floating Rate Second Priority Senior Secured Notes due 2011 (the “Old Floating Rate Second Lien Notes”) and the guarantees thereof by the Guarantors (the “Old Floating Rate Second Lien Note Guarantees”);

(ii)

$200,000,000 aggregate principal amount of the Issuers’ new 6 7/8% Second Priority Senior Secured Notes due 2011 (the “New Fixed Rate Second Lien Notes” and, together with the New Floating Rate Second Lien Notes, the “New Second Lien Notes”) and the guarantees thereof by the Guarantors (the “New Fixed Rate Second Lien Note Guarantees” and, together with the New Floating Rate Second Lien Note Guarantees, the “New Second Lien Note Guarantees”) registered under the Securities Act, for an equal aggregate principal amount of the Issuers’ outstanding 6 7/8% Second Priority Senior Secured Notes due 2011 (the “Old Fixed Rate Second Lien Notes” and, together with the Old Floating Rate Second Lien Notes, the “Old Second

Lien Notes”) and the guarantees thereof by the Guarantors (the “Old Fixed Rate Second Lien Note Guarantees” and, together with the Old Floating Rate Second Lien Note Guarantees, the “Old Second Lien Note Guarantees”); and

(iii)	$250,000,000 aggregate principal amount of the Issuers’ new 8% Senior Subordinated Notes due 2014 (the “New Subordinated Notes” and, together with the New Second Lien Notes, the “New Notes”) and the guarantees thereof by the Guarantors (the “New Subordinated Note Guarantees” and, together with the New Second Lien Note Guarantees, the “New Note Guarantees”) registered under the Securities Act, for an equal principal amount of the Issuers’ outstanding 8% Senior Subordinated Notes due 2014 (the “Old Subordinated Notes” and, together with the Old Second Lien Notes, the “Old Notes”) and guarantees thereof by the Guarantors (the “Old Subordinated Note Guarantees” and, together with the Old Second Lien Note Guarantees, the “Old Note Guarantees”),

pursuant to the Registration Rights Agreements (the “Registration Rights Agreements”) by and among the Issuers, the Guarantors named therein, and UBS Securities LLC, Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc., incorporated by reference as Exhibits 4.4 and 4.7 to the Registration Statement. The New Second Lien Notes and the New Second Lien Guarantees are to be issued pursuant to the terms of the Indenture by and among the Issuers, the Guarantors named therein, The Bank of New York, (the “Trustee”) and U.S. Bank National Association (“U.S. Bank”), incorporated by reference as Exhibit 4.1 to the Registration Statement (the “Second Lien Indenture”). The New Subordinated Notes and the New Subordinated Guarantees are to be issued pursuant to the terms of the Indenture by and among the Issuers, the Guarantors named therein and the Trustee, incorporated by reference as Exhibit 4.5 to the Registration Statement (the “Subordinated Indenture” and, together with the Second Lien Indenture, the “Indentures”).

In connection with the foregoing, we have reviewed such records, documents, agreements and certificates and examined such questions of law, as we have considered necessary or appropriate for the purposes of this opinion, including:

(a)	the Registration Statement;

(b)	the Indentures;

(c)	the form of New Guarantees;

(d)	the form of New Notes to be entered into by Luxco;

(e)	the organizational documents of Luxco and

(f)	the circular resolution of the board of directors of Luxco dated June 17, 2005 and deciding the Exchange Offer and the approval, entering into and issuing of all documents in relation thereto, including the New Notes (the “Decision of June 17, 2005”) and the circular resolution of the board of directors of Luxco of July 15, 2005 and deciding the removal of John Radanovich as authorized representative of Luxco in the United States and the appointment of Jason Hartlove as authorized representative of Luxco in the United States in connection with the Exchange Offer (the “Decision of July 15, 2005”, together referred with the Decision of June 17, 2005 as the “Decisions”).

Except for documents listed here above under (a) to (f), we have not for the purposes of this opinion examined any contracts or other documents entered into or affecting any of the parties to the Indentures or any other corporate records. We have made such investigation as we have considered necessary for the purposes of giving this letter.

In making our examination of records, documents and certificates, we have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures, stamps and seals, the legal capacity of all individuals, the authority of all persons entering and maintaining records or executing documents and certificates (other than persons executing documents and certificates on behalf of Luxco), the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents and certificates, the authenticity of such originals and the absence of any other arrangements between any of the parties to the Indentures which modify or supersede any of the terms of the Indentures. In rendering our opinions, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of Luxco, including the completeness, truth and accuracy of any official public records and certificates and other documents supplied by public officials or otherwise conveyed to us by public officials.

We have assumed that the Indentures have been duly authorized, executed and delivered by each of the parties thereto (other than Luxco) and constitute the legal, valid and binding agreements of each of the parties thereto (other than Luxco).

Based upon and subject to the foregoing, we are of the opinion that: Luxco is duly organised and validly existing as a public company limited by shares (société anonyme) under the laws of Luxembourg.

2.	Luxco has full power and capacity and has taken all corporate actions necessary to execute, deliver and perform its obligations under the New Notes.

3.	The execution, delivery and performance of each of the New Notes has been duly authorized by Luxco pursuant to the Decision.

4.

A final, conclusive, non-appealable and valid judgment on the merits against Luxco for a definite sum of money entered by a foreign court in any suit, action or proceeding arising out of or in connection with the New Notes normally would in order to be enforceable need to comply with the conditions set out in the EC Regulation n°44/2001 of 22 December 2000 on jurisdiction and enforcement of judgments in civil and commercial matters, if applicable, or would need to be submitted to a procedure of exequatur before the competent Luxembourg courts, which would imply a re-examination of the matters adjudicated upon with regard to the respect of the provisions of Luxembourg law regarding international public policy, the respect of the rights of the defence and the respect of the principles of the competent law pursuant to the Luxembourg rules regarding conflict of laws (but, for the avoidance of doubt, not a review on the merits of the case). The Luxembourg courts would also examine whether the foreign court had jurisdiction over the original proceeding pursuant to the laws of the state of the foreign court and to the Luxembourg rules of conflicts of jurisdiction and that the judgment was not obtained by fraud to any provisions of Luxembourg law and that the procedure leading to the foreign judgment was valid under the laws of the state of the foreign court.

This opinion is limited to the laws of Luxembourg. For the purposes of this letter we have made no investigation of the laws of any jurisdiction other than those of Luxembourg and we do not express or imply any opinions as to the laws of any jurisdiction other than Luxembourg. This opinion is itself to be governed by and construed in accordance with Luxembourg law. In particular, we do not express or imply any opinions with respect to the governing law of the New Notes.

The opinion set forth above is confined to matters of Luxembourg law as in force at the date hereof and as currently interpreted and applied, and is subject to all limitations arising from bankruptcy, insolvency, liquidation, reorganisation, moratorium or similar laws affecting the rights of creditors generally, and no opinion is expressed as to any agreement, instrument or other document other than as specified in this letter.

In this opinion, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation arising thereunder will be governed by Luxembourg law and may only be brought before a Luxembourg court.

This opinion speaks only as of the date hereof. We have no obligation to advise the addressees or any third party of any change in the law or facts that may occur after the date of this opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein under the caption “Legal Matters.” In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Other than in connection with the Registration Statement, this opinion is not to otherwise be made available to or relied upon by any person other than the addressees, nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by US law or the US regulatory authority.

Very truly yours,

Dechert Luxembourg

/s/ Me Jean BRUCHER